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December 23, 2016

<u>Essay on Boards of Directors at Public Companies</u>

A Tribute to Ralph Whitworth and Gentleman Activism

The term *activist investor* is by no means a uniform character – there are as many tactical and personality differences as with the label *entrepreneur*. While we work to build our own unique approach, there are certain figures whom I greatly admire and who have shaped my thinking. The investing world lost one of those figures in Ralph Whitworth who tragically passed away last month at age 60, succumbing to cancer. Whitworth founded Relational Investors with David Batchelder in 1996, whom I had the pleasure to meet earlier this year. Whitworth was able to drive leadership changes at large cap, highly politicized companies including IBM, Home Depot, Waste Management, and in his final act – Hewlett Packard as Chairman of the Board.

Headlines about highly public activist campaigns over the last couple years have, in my view, led to a great number of *pretenders* entering the activist arena. Hedge Fund Research (HFR) lists only 71 out of 8,000 funds as activist but of those perhaps only a dozen have leaders that go to the lengths of going into a board leadership role with chairman responsibility as Whitworth did. Leading through tumultuous change and chaos is dramatically more challenging than simply highlighting the failures of management. Business is hard – there are rarely, if ever, simple linear A → B solutions at underperforming companies. There are nuanced reasons why a state exists that need to be appreciated for a viable path for change to be implemented. Whitworth took the time to understand the situation, never raising his voice in the boardroom and listening to those he may have disagreed with.

Waste Management had successfully acquired hundreds of companies to rationalize municipal garbage disposal markets. As with virtually all roll ups – there was a bump in the road and in 1999 the company found itself in an insider trading and accounting scandal. Whitworth stepped up and into the unenviable role of Chairman during the crisis and helped lead the company through. In late 2011 after the $10bb Autonomy acquisition debacle and the third CEO in as many years – Whitworth joined the board of HP and stepped up to the Chairman role. He managed to navigate the brains and egos of Silicon Valley to help HP get out of its tailspin and back on track. "We're thought of as the quiet activist, although some of our projects have become contentious," said Whitworth in a 2013 interview with the Union-Tribune. "We've found that it is more effective if we can convince the management of our case. Then they can go do the work and get the credit."

While I sadly never had a chance to work with Whitworth, I hope I can honor his work by perpetuating his ideals and leadership style.

Thoughts on Board Member Ideals and Responsibilities

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One way that activist investors like Relational have been successful at creating shareholder value is by reconstituting boards of directors. The tone of any organization is set from the top and a change there is almost always required to improve the Company as a whole over time. If management of a company are the athletes on a team, the board is like the training program. Management does the work for the business but the culture and resources trickle down from the top. What makes a 'good' board member is a complex and nuanced topic. I like to think in terms of reasoning up from first principles.

In America - the board and officers have a legal fiduciary duty to represent shareholders/owners and to maximize the value for those stockholders. Other countries have dual or triple mandates such as to maximize value to the employees or the local community – I do not consider those topics here nor do I personally think those are appropriate mandates. Those are admirable goals but better achieved via regulation rather than clouding a clear single optimization variable, but that is a topic for another paper.

What does it mean to "maximize shareholder value" and represent shareholders? Even though the mandate is singular for directors and officers, this is not simple. Management and directors are distinct group with management in charge of execution and directors in charge of oversight "nose in fingers out". Backseat driving rarely helps either party but having a navigator in the passenger seat wins rally races in unpredictable and bumpy terrain.

What about the timeframe to maximize value? Next quarter? For the next 100 years as some Japanese companies argue for? Personally I think the right time frame is 3-5 years to aim to maximize expected value creation (i.e. in a risk-adjusted way). Why 3-5 years? This timeframe strikes a balance of measurability and foresight. Companies that look out further will tend to avoid proper accountability and those that are shorter are subject to strategic blunders.

There are rare exceptions of companies that can have coherent strategy and action beyond 5 years – Berkshire or Amazon being notable examples but even there, they rarely plan anything specific further than a few years out. Even for an individual – I would pose the question "What would you do if you had 3 years to live?" and then consider how that answer is truly different than how you would answer if you had 50 years to live…

- **Director & Officer *Goal*: Maximize shareholder value over the next 3-5 years.**

Ok, with this more specific timeframe – how would this be best achieved? Officers develop and execute the strategy and are responsible for the action. This difficulty is compounded for smaller companies with fewer resources to cushion errors as well as companies in more dynamic markets. In those cases, the risk of misstep or delay are much higher and directors need to be more intimate *in real-time* with what the signposts of failure and success truly look like. The challenge increases further in 'intangible' or information driven businesses (software, tech, biotech, etc.) where GAAP accounting measures do not represent reality adequately.

Directors aren't tasked with action but rather policy – in a sort of Maslow's Hierarchy order:

1) "Governance" – i.e. to ensure resources are being dedicated to the benefit of shareholders (i.e. avoid agency costs: from outright theft at the extreme to wasteful or suboptimal spending)

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2) To hold the CEO accountable to his strategic plan and incentivize appropriately. If necessary, change the CEO.

3) Provide support to the CEO & management on an ongoing basis to augment strategic planning and bring resources to the table

In my experience having served on half a dozen boards, most boards are adequate at the basic governance function and there is very little outright theft or blatant waste at companies. The differences between good stewardship and poor oversight are more subtle. For example holding a CEO accountable to their plan but based on metrics that are not truly correlated to maximizing shareholder value over 3-5 years (e.g. annual EBITDA). Or the board agrees to a strategic plan that does not correctly diagnose the dynamics of a market and flawed objectives are targeted.

Going through this list of policies – let's dig deeper to reason what characteristics of directors make an ideal board.

1) Governance

Like basic physical needs in Maslow's Hierarchy – to prevent and see the signs of outright bad or unethical behavior is the lowest bar for anyone qualified to be a director. Most even modestly experienced business people should be able to 'know it when they see it'. Some more complex issues may be accounting that fails to apply GAAP or illegal activities further down the hierarchy. A board needs at least one *strong voiced* person who has sophistication with accounting and controls to catch issues like this early before they grow to consume the company (like Enron). If one person sounds the alarm about blatantly bad behavior this should be enough to prevent further corrosion.

2) Holding the CEO accountable and incentivizing appropriately

Incentives are a powerful thing and history has shown that management will frequently behave in a way that maximizes their own incentives. This is partly for understandably selfish reasons – we are a capitalistic society – but also because the world is complex. When there are a multitude of variables and changing circumstances, the incentive structure can provide clear and solid direction to move towards for management.

The issue arises when incentives and the ultimate goal (shareholder value creation over 3-5 years) are not necessarily obvious to link. Very few businesses have smooth, straight-line, incremental paths each quarter or year. There are multi-year investment cycles and risks that must be taken. Also – to paraphrase Warren Buffett – a duck floating down a river may think he's a fast swimmer but he ought to focus on position relative to other ducks. What an executive can control and the outcome are not directly linked.

To correctly hold a CEO accountable and incentivize properly, it requires a director to 1) be objective enough to ask tough questions (which is largely a function of how important the board fees are vs a director's other activities); 2) understand the business well enough to separate out what is in the CEO's control and what is subject to external influence and; 3) to understand the company's market dynamics

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to evaluate those external influences. For this level of responsibility, the director need not be able to craft a strategy but he needs to understand it as this is the only way to craft aligned incentives.

If the CEO consistently is unable to perform then directors need to be able to step up their involvement and make a change. Apathy is always the number one enemy in my experience – directors rarely act decisively enough in the area of management accountability. The board must make expectations clear and if they are not met then change will be required at the CEO level. The risk of making changes increases rapidly as a business deteriorates due to lack of performance.

3) Supporting the CEO with strategic development and bringing resources

The "self actualization" of our board hierarchy – this is where a board goes from merely preventing damage or agency costs and can help positively create value for the shareholders. The board gets involved in crafting corporate activity with long term consequences. If management has spent a great deal of effort building up to a board-approval-required initiative and the board votes against it, the process has failed. The board should be a constant sounding board to iterate and improve the strategic options for the company. The company should always be in a position where it is constantly whittling down potential options to focus on a small number of key initiatives, if this is not the case then the raw material at the board and management level are lacking.

The two key areas that board members can create value are A) having the strategic foresight to "look around corners" and anticipate future issues so management can take preparatory action sooner and B) bringing resources to the table to increase the number of strategic options available.

I. Strategic Foresight

The value in strategic foresight is ultimately to change management behavior to take early action to either A) increase opportunity or B) reduce risk.

Foresight that increases opportunity would mean investing early into an area that may not provide an immediate cash return but positions the company well in the future. In order to contribute in this way, a director would need to have some experience or knowledge in an analogous market dynamic to that facing the Company at the current time. Understanding the change dynamic in a market and competitive landscape is the most important input - an incorrect diagnosis leads to compounding errors.

Risk reduction is a bit easier for board members than increasing opportunity as it requires less specific knowledge of the market. Being able to evaluate potential partners or vendors at the board level is important here. Seeing internal dynamics where a re-organization would need to take place also is important and would require executive or board experience. Being able to identify weaknesses in the CEO's direct reports and divisions in advance is valuable as recruiting has significant lead time requirements.

II. Bringing Resources

Strategic foresight is an intellectual exercise – bringing resources is action that leverages the experience, network, and reputation that should be expected of someone in as high level position as the board of a

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public company. A key phone call can open a door for a CEO that he otherwise may have spent months trying to break into at a potential strategic partner, customer, regulator, executive recruit or vendor. Especially at the C-level and board level, relationships are a key enabler so relevant industry connections can be very valuable in this respect. To a far lesser degree than in commercial matters, the resume of experience and reputation can help for fundraising by its halo effect (and conversely – a negative reputation can taint it just as strongly). This is also true for recruiting key executives.

This category also requires board members to be engaged and willing to cultivate their network and connect with relevant people for the benefit of the company. Board members need to believe in the strategy and be willing to make the calls.

Overall Board Function

Above are the ideal qualities for individual directors. Also important is how the board functions as a group. I have been in some situations where the collective intelligence is far lower than each individual and in others where it is clearly additive. It falls on the Chairman to set the right tone and dynamic. Diversity of thought is extremely important – any idea that has the potential for resources to be dedicated to it should be thoughtfully debated vs its alternatives in proportion to the potential cost/benefit to the company. Having the ideas and facts dominate the discussion where all feel safe to contribute is key. There is much more risk in awkward silence than overly vigorous debate in my experience.

Directors should be educated on the facts before meetings so the time together can be spent on debating the merits of ideas and trade-offs, *not* on basic education which it is director's responsibility to do on their own time. Meetings should have clear agendas and goals. Speculation on potentially knowable matters about the business or marketplace should be avoided if there is a way to postpone debate and gather more facts to properly inform discussion. The goal of any discussion should be to A) identify potential future opportunities or issues B) distill decisions to the key trade-offs embedded in them and C) identify areas of further fact-finding.

Sincerely,

Ryan J. Morris

President
Meson Capital Partners, LLC

5

Harvard Business Review

CORPORATE GOVERNANCE

What Makes Great Boards Great

by Jeffrey A. Sonnenfeld

FROM THE SEPTEMBER 2002 ISSUE

In the wake of the meltdowns of such once great companies as Adelphia, Enron, Tyco, and WorldCom, enormous attention has been focused on the companies' boards. Were the directors asleep at the wheel? In cahoots with corrupt management teams? Simply incompetent? It seems inconceivable that business disasters of such magnitude could happen without gross or even criminal negligence on the part of board members. And yet a close examination of those boards reveals no broad pattern of incompetence or corruption. In fact, the boards followed most of the accepted standards for board operations: Members showed up for meetings; they had lots of personal money invested in the company; audit committees, compensation committees, and codes of ethics were in place; the boards weren't too small, too big, too old, or too young. Finally, while some companies have had problems with director independence because of the number of insiders on their boards, this was not true of all the failed boards, and board makeup was generally the same for companies with failed boards and those with well-managed ones.

In other words, they passed the tests that would normally be applied to ascertain whether a board of directors was likely to do a good job. And that's precisely what's so scary about these events. Viewing the breakdowns through the lens of my 25 years of experience studying board performance and CEO leadership leads me to one conclusion: It's time for some fundamentally new thinking about how corporate boards should operate and be evaluated. We need to consider not only how we structure the work of a board but also how we manage the social system a board actually is. We'll be fighting the wrong war if we simply tighten procedural rules for boards and ignore their more pressing need—to be strong, high-functioning work groups whose members trust and challenge one another and engage directly with senior managers on critical issues facing corporations.

The Inadequacy of Conventional Wisdom

Over time, good-governance advocates have developed no shortage of remedies for failures of governance. Most of these remedies are structural: They're concerned with rules, procedures, composition of committees, and the like, and together they're supposed to produce vigilant, involved boards. However, good and bad companies alike have already adopted most of those practices. Let's take a look at some of the most common.

Regular Meeting Attendance.

Regular meeting attendance is considered a hallmark of the conscientious director. It matters a lot and, still, as shareholder activist Nell Minow comments, "Some big names on the boards…barely show up due to other commitments, and when they show, they're not prepared." Indeed, some WorldCom directors were on more than ten boards, so how well prepared could they be? *Fortune*'s 2001 list of the most-admired U.S. companies reveals no difference in the attendance records of board members of the most- and least-admired companies. Data from the Corporate Library, a corporate governance Web site and database cofounded by Minow, show the same "acceptable" attendance records at both kinds of companies. Good attendance is important for individual board members, but it alone doesn't seem to have much impact on whether companies are successful.

Equity Involvement.

Board members are assumed to be more vigilant if they hold big chunks of the company's stock—but data from the Corporate Library don't suggest that this measure by itself separates good boards from bad, either. Several members of the board of GE, *Fortune*'s most-admired corporation in 2001, had less than $100,000 of equity, whereas all board members of the least-admired companies held substantial equity stakes. Not only did all but one of the Enron board members own impressive amounts of equity in the company, but some were still buying as the shares collapsed.

Board Member Skills.

Patrick McGurn of Institutional Shareholder Services, like other expert observers, has frequently questioned the financial literacy of troubled companies' audit committee members. It's certainly true that many board members have their jobs because they're famous, rich, well connected—anything but financially literate. But just as many board members have the training and smarts to detect problems and somehow fail to do their jobs anyway. At the time of their meltdowns, for example, Kmart had six current or recent *Fortune* 500 CEOs on its board, and Warnaco had several prominent financiers, a well-known retail analyst, and a top-tier CEO; all those excellent credentials made little difference. On this measure, again, we find that *Fortune*'s most- and least-admired companies alike had board members with the training and experience to analyze complex financial issues and to understand what kinds of risks a company is taking on.

Despite Enron's disastrously complex financial schemes, no corporation could have had more appropriate financial competencies and experience on its board. The list includes a former Stanford dean who is an accounting professor, the former CEO of an insurance company, the former CEO of an international bank, a hedge fund manager, a prominent Asian financier, and an economist who is the former head of the U.S. government's Commodity Futures Trading Commission. Yet members of this board have claimed to have been confused by Enron's financial transactions.

Board Member Age.

According to one governance expert, "Enron melted down because it lacks independent directors and several are quite long in the tooth." His remarks reflect a general belief that boards become less effective as the average age of their members rises. My research on executives over the past two decades has shown that, to the contrary, age is often an asset, and this general finding is supported by board data from the Corporate Library. Charles

Schwab, Cisco, and Home Depot all have had several board members who are well into their sixties. Michael Dell (Dell Computer placed tenth on *Fortune*'s 2001 list of most-admired companies) told me that when he incorporated in 1987, as a 21-year-old college dropout, he found it invaluable to have then 70-year-old George Kozmetsky, Teledyne's visionary founder and the former dean of the McCombs School of Business in Austin, Texas, serve on the board; Kozmetsky stayed for more than a decade.

The Past CEO's Presence.

The complicated reality is that sometimes a past CEO's presence is helpful and sometimes it's not. In the years I served on and even chaired commissions for the National Association of Corporate Directors (NACD), some commissioners regularly vilified the "old dragons" who haunted successors by serving on boards. In certain cases, this can be a problem; one can only imagine board meetings at Warnaco, where deposed CEO Linda Wachner voted her 9% of the company's equity for several months after her November 2001 termination. Alternately, a retired CEO can play an invaluable internal role as a mentor, sounding board, and link to critical outside parties. It's hard to imagine anyone arguing that Intel, Southwest Airlines, or Home Depot would be better off if their legendary retired CEOs Andy Grove, Herb Kelleher, or Bernie Marcus had just gone home to play golf.

Independence.

Good-governance advocates and stock exchange heavyweights alike have argued that boards with too many insiders are less clean and less accountable. Some argue that Tyco's confusing spiral of acquisitions and the apparent self-dealing of the CEO at Adelphia Communications might have been less likely if their boards hadn't been dominated by insiders. Indeed, the New York Stock Exchange's Corporate Accountability and Standards Committee recently proposed requiring that the majority of a NYSE-listed corporation's directors be independent —this in response to the recent governance disasters. Governance reform proposals are also being developed by such business groups as the Conference Board and the Business Roundtable. Yet again, if you judge the most- and least-admired companies on *Fortune*'s 2001 list against this standard, no meaningful distinction emerges. Least-admired companies like LTV Steel, CKE Restaurants, Kmart, Warnaco, Trump Hotels and Casino Resorts, Federal-

Mogul, and US Airways had only one or two inside directors on their boards; Enron had only two. By contrast, at various times in their histories, Home Depot had five insider directors on its 11-person board, Intel had three on a nine-person board, and Southwest Airlines had three on an eight-person board. Typically, half of Microsoft's board are insiders. Currently, three of Warren Buffett's seven Berkshire Hathaway board members have the Buffett name, and another is his long-term vice chairman.

United Parcel Service has ranked high on *Fortune*'s list of most-admired companies since the list was started, and half of the UPS management committee is on its board. Three outside board members have told me how well plugged-in they have felt over the years because the inside members are very candid and well informed. From what the outside directors have seen, none of the insiders has ever been afraid to debate a point with the boss, the CEO.

Board Size and Committees.

A host of other issues that good-governance advocates propose turn out to be either not truly important or already in place at both good and bad companies. Take board size. Small's considered good, big's considered bad. But big boards exist at some great and admired companies—GE, Wal-Mart, and Schwab—along with some poorly performing companies like US Airways and AT&T. At the same time, small boards are part of the landscape at good companies like Berkshire Hathaway and Microsoft and some not-so-good companies like Trump.

Another area where good companies don't necessarily conform to the advice of good-governance advocates: executive sessions, which give boards the chance to evaluate their CEOs without interference. Executive sessions are also sometimes coupled with a designated lead director. But GE, the most-admired company in the country in 2001, didn't allow executive sessions in Jack Welch's day. Said Ken Langone, who serves on the boards of both GE and Home Depot, "Jack will give you all the time in the world to raise any issue you want, but he wants to be there during the discussion." GE's not alone; many good boards never have meetings that exclude the CEO.

Another supposed safeguard of good governance—audit and compensation committees—turns out to be near universal. A 2001 survey by the NACD and Institutional Shareholder Services of 5,000 public company boards shows that 99% have audit committees, and 91% have compensation committees. Sunbeam, Enron, Cendant, McKessonHBOC, and Waste Management all had the requisite number of committees and guidelines, yet accounting scandals still penetrated this governance shield. Let's not forget, either, that the audit committee at Enron was consulted about suspending the conflict-of-interest guidelines and willingly agreed to it.

The Importance of the Human Element

So if following good-governance regulatory recipes doesn't produce good boards, what does? The key isn't structural, it's social. The most involved, diligent, value-adding boards may or may not follow every recommendation in the good-governance handbook. What distinguishes exemplary boards is that they are robust, effective social systems. Let's see what that means.

> What distinguishes exemplary boards is that they are robust, effective social systems.

A Virtuous Cycle of Respect, Trust, and Candor.

It's difficult to tease out the factors that make one group of people an effective team and another, equally talented group of people a dysfunctional one; well-functioning, successful teams usually have chemistry that can't be quantified. They seem to get into a virtuous cycle in which one good quality builds on another. Team members develop mutual respect; because they respect one another, they develop trust; because they trust one another, they share difficult information; because they all have the same, reasonably complete information, they can challenge one another's conclusions coherently; because a spirited give-and-take becomes the norm, they learn to adjust their own interpretations in response to intelligent questions.

The UPS board of directors has just that kind of chemistry, and as a result members have debated strategic decisions openly and constructively for years. The company's 1991 move from Connecticut to Georgia was hotly debated within the management committee, for example, but once the plan to move was agreed upon, the board chose a new location unanimously and never looked back. In the mid-1980s, after forging partnerships with delivery businesses around the world, a revolutionary concept at the time, the company decided to reverse course and become truly global itself. In just two years, UPS was running operations in more countries than are members of the United Nations. This strategic reversal is generally considered a brilliant move, one that might never have happened had board members not respected and trusted one another enough to consider that a smart move could be trumped by an even smarter one. The board even tolerated an open debate in 1992, led by a former CEO, over the company's widely recognized corporate color, brown—the hallmark of UPS's current advertising campaign.

A virtuous cycle of respect, trust, and candor can be broken at any point. One of the most common breaks occurs when the CEO doesn't trust the board enough to share information. What kind of CEO waits until the night before the board meeting to dump on the directors a phone-book-size report that includes, buried in a thicket of subclauses and footnotes, the news that earnings are off for the second consecutive quarter? Surely not a CEO who trusts his or her board. Yet this destructive, dangerous pattern happens all the time. Sometimes a CEO's lack of trust takes even more dramatic forms. It's stunning that Enron's chairman and CEO never told the board that whistle-blower Sherron Watkins had raised major questions about financial irregularities. It is impossible for a board to monitor performance and oversee a company if complete, timely information isn't available to the board.

It is, I should note, the responsibility of the board to insist that it receive adequate information. The degree to which this doesn't happen is astonishing. Consider Tyco. In recent quarters, it's suffered some of the worst strategic confusion I've ever witnessed: Seemingly every single public statement by the company's senior management has been contradicted by subsequent statements. For example, in January 2002, then CEO Dennis Kozlowski announced a plan to split the company into four pieces, only to reverse that plan a few months later. On a single day, senior managers announced first that a financial unit would be IPO'ed, next that it would be sold to an investment house, and finally that neither would occur. Where was the board? Why didn't directors demand a better accounting of the company's direction and well-being? What brought down the CEO eventually was an apparently private financial matter—the board seemed content to keep him on indefinitely.

Another sign that trust is lacking is when board members begin to develop back channels to line managers within the company. This can occur because the CEO hasn't provided sufficient, timely information, but it can also happen because board members are excessively political and are pursuing agendas they don't want the CEO to know about. If a board is healthy, the CEO provides sufficient information on time and trusts the board not to meddle in day-to-day operations. He or she also gives board members free access to people who can answer their questions, obviating the need for back channels.

Another common point of breakdown occurs when political factions develop on the board. Sometimes this happens because the CEO sees the board as an obstacle to be managed and encourages factions to develop, then plays them against one another. Pan Am founder Juan Trippe was famous for doing this. As early as 1939, the board forced him out of the CEO role, but he found ways to sufficiently terrorize the senior managers at the company and one group of board members that he was returned to office. When he was fired again following huge cost overruns on the Boeing 747 the company underwrote, he coerced the directors into naming a successor who was terminally ill.

Most CEOs aren't as manipulative as Trippe, and in fact, they're often frustrated by divisive, seemingly intractable cliques that develop on boards. Failing to neutralize such factions can be fatal. Several members of Jim Robinson's American Express board were willing to provide the advice, support, and linkage he needed—but the board was also riddled with complex political agendas. Eventually the visionary CEO was pushed out during a business downturn by a former chairman who wanted to reclaim the throne and a former top executive of another company who many felt simply missed the limelight.

The CEO, the chairman, and other board members can take steps to create a climate of respect, trust, and candor. First and most important, CEOs can build trust by distributing reports on time and sharing difficult information openly. In addition, they can break down factions by splitting up political allies when assigning members to activities such as site visits, external meetings, and research projects. It's also useful to poll individual board members occasionally: An anonymous survey can uncover whether factions are forming or if members are uncomfortable with an autocratic CEO or chairman. Other revelations may include board members' distrust of outside auditors, internal company reports, or management's competence. These polls can be administered by outside consultants, the lead director, or professional staff from the company.

A Culture of Open Dissent.

Perhaps the most important link in the virtuous cycle is the capacity to challenge one another's assumptions and beliefs. Respect and trust do not imply endless affability or absence of disagreement. Rather, they imply bonds among board members that are strong enough to withstand clashing viewpoints and challenging questions.

I'm always amazed at how common groupthink is in corporate boardrooms. Directors are, almost without exception, intelligent, accomplished, and comfortable with power. But if you put them into a group that discourages dissent, they nearly always start to conform. The ones that don't often self-select out. Financier Ken Langone tells the story of a widely admired CEO who was invited to join the board of a famous corporation that is suffering great distress today. He was told that, as a matter of custom, new directors were expected to say nothing for the first 12 months. The candidate said, "Fine, I'll see you in a year," and of course never got the appointment. Langone explained that directors generally feel that they are under pressure to fit in so they'll be renominated. As he put it, "Almost no one wants to be a skunk at a lawn party."

Even a single dissenter can make a huge difference on a board. Bill George, a former CEO and chairman of the board of Medtronic,

Building an Effective Board

Good board governance can't be legislated, but it can be built over time. Your best bets for success:

Create a climate of trust and candor

Share important information with directors in time for them to read and digest it. Rotate board members through small groups and committees so they spend time together meeting key company personnel and inspecting company sites. Work to eliminate polarizing factions.

Foster a culture of open dissent

If you're the CEO, don't punish mavericks or dissenters, even if they're sometime pains in the neck. Dissent is not the same thing as disloyalty. Use your own resistance as an opportunity to learn. Probe silent board members for their opinions, and ask them to justify their positions. If you're asked to join a board, say no if you detect pressure to conform to the majority. Leave a board if the CEO expects obedience. Otherwise, you put your wealth and reputation—as well as the assets and reputation of the company—at risk.

Utilize a fluid portfolio of roles

Don't allow directors to get trapped in rigid, typecast positions. Ask them to develop alternative scenarios to evaluate strategic decisions, and push them to challenge their own roles and assumptions. Do the same thing yourself.

Ensure individual accountability

Give directors tasks that require them to inform the rest of the board about strategic and operational issues the company faces.

reported that a lone dissenter had forced his company to reconsider near unanimous decisions on several occasions. One pharmaceutical director held out in opposition to Medtronic's acquisition of Alza, a maker of drug delivery systems, saying it would take Medtronic into an area it knew nothing about. He was so convincing that the acquisition was abandoned, and in retrospect, that was the right decision. Another dissenter convinced George and the board to reverse themselves and not to get out of the angioplasty business —and, indeed, to intensify those services—and that shift has paid off handsomely.

Frequently, executive recruiters looking for leads during board candidate searches will ask, "Is this fellow a team player?" which is code for "Is this person compliant, or does he make trouble?" If a board member challenges major decisions, a company sometimes goes to great lengths to discredit the person. Consider Walter Hewlett—an academic; the cofounder's son, who controlled 18% of Hewlett-Packard stock; and someone with a deep understanding of the computer business—who had the temerity to question HP's proposed merger with Compaq in the fall of 2001. Despite the fact that technology mergers rarely work, his point of view was summarily

This may involve collecting external data, meeting with customers, anonymously visiting plants and stores in the field, and cultivating links to outside parties critical to the company.

Evaluate the board's performance

Examine directors' confidence in the integrity of the enterprise, the quality of the discussions at the board meetings, the credibility of reports, the use of constructive professional conflict, the level of interpersonal cohesion, and the degree of knowledge. In evaluating individuals, go beyond reputations, résumés, and skills to look at initiative, roles and participation in discussions, and energy levels.

dismissed internally. When he was forced to go public with his objections, he was ridiculed publicly in a smear campaign.

CEOs who don't welcome dissent try to pack the court, and the danger of that action is particularly clear right now. Recall that Enron board members Rebecca Mark and Clifford Baxter resigned reportedly because they were uncomfortable with paths the company had taken. And one can imagine a happier ending at Arthur Andersen had somebody said, "Wait a minute," when the document shredding began, or at Tyco when the board learned of millions in undisclosed loans to the CEO and didn't question them.

The CEO, the chairman, the lead director, and the board in general need to demonstrate through their actions that they understand the difference between dissent and disloyalty. This distinction cannot be legislated through nominating committee rules and guidelines for director résumés; it has to be something that leaders believe in and model. Home Depot chairman Bernie Marcus notes that, for one simple reason, he'd never serve on a board where dissent was discouraged: When he serves on a board, his reputation and his fortune are on the line. A lost reputation can't be regained, and director's insurance won't necessarily protect anyone's fortune, because there are always exemption clauses. Marcus has remarked, "I often say, 'I don't think you want me on your board. Because I am contentious. I ask a lot of questions and if I don't get the answers, I won't sit down.' That's the kind of board member that I want on my board…because our company needs help. We think we're bright, but we're not the smartest people in the world." Ken Langone corroborates this view of the Home Depot board. Both he and Marcus describe times when the board disagreed with management about strategic questions—when reformulating the small-store concept, for example, and when revisiting expansion into Latin America. The upshot wasn't that the board won and management lost, but rather that, after passionate disagreements had been voiced, together they arrived at new conclusions.

According to data complied by Kathleen Eisenhardt and L.J. Bourgeois, the highest-performing companies have extremely contentious boards that regard dissent as an obligation and that treat no subject as undiscussable. Directors at these companies scoff at some of the devices more timid companies use to encourage dissent, such as outside directors asking management to leave while they discuss company performance. What's the point of criticizing management, they ask, if management isn't there to answer the criticism? It should be noted that skepticism and dissent don't constitute disagreement for its own sake but rather are the by-products of a constantly evolving view of the business and of the world.

> The highest-performing companies have extremely contentious boards that regard dissent as an obligation and that treat no subject as undiscussable.

Fluid Portfolio of Roles.

When board members don't challenge one another, individual directors' roles—the ruthless cost cutter, the damn-the-details big-picture guy, the split-the-differences peacemaker—can become stereotyped or rigid. Effective boards require their members to play a variety of roles, in some cases dipping deep into the details of a particular business, in others playing the devil's advocate, in still others serving as the project manager. Playing different roles gives directors a wider view of the business and of the alternatives available to it.

Occasionally board members can so thoroughly transcend their normal roles that they're able to change their minds about something they once built their lives around. This happened at PepsiCo in 1997 when the board decided to sell the various components of its well-run restaurant group. CEO Roger Enrico had previously turned around the unit— which had been the brainchild of two of Enrico's predecessors, Don Kendall and Wayne Calloway—and must have felt great pride of ownership. Yet he eventually convinced all that the restaurant unit should be sold so that it could flourish freely beyond the controls of the parent company. It's proved to be a brilliant decision.

Individual Accountability.

Board accountability is a tricky problem for CEOs, as a 2002 survey by the Yale School of Management and the Gallup Organization underscores. In that survey, fully 25% of CEOs claim that their board members do not appreciate the complexity of the businesses they oversee. In addition, we've all seen instances when individual responsibility dissolved in large groups. This certainly appears to have happened at Enron: Practically everyone involved has pointed the finger of blame at others or proclaimed his or her ignorance as a badge of honor. The fact that many board members were financially sophisticated seemed to have encouraged the other board members to defer to their expertise.

There are various methods for enforcing accountability. Home Depot's board members are expected to visit at least eight stores outside their home state between board meetings; GE's board members dine with the company's largest suppliers and distributors the night before the annual meeting. Perhaps the most effective enforcement mechanism, though, is old-fashioned peer pressure. Directors who take their duties seriously, and let their fellow directors know they're expected to do the same, are the best insurance against a board whose first question, upon receipt of the quarterly earnings report, is, "When's lunch?"

Performance Evaluation.

I can't think of a single work group whose performance gets assessed less rigorously than corporate boards. In 2001, the NACD surveyed 200 CEOs serving as outside directors of public firms. Sixty-three percent said those boards had never been subjected to a performance evaluation. Forty-two percent acknowledged that their own companies had never done a board evaluation. A 2001 Korn/Ferry study of board directors found that only 42% regularly assess board performance, and only 67% regularly evaluate the CEO.

This lack of feedback is self-destructive. Behavioral psychologists and organizational learning experts agree that people and organizations cannot learn without feedback. No matter how good a board is, it's bound to get better if it's reviewed intelligently.

A performance review can include a full board evaluation, individual directors' self-assessments, and directors' peer reviews of one another. Most often, the nominating or governance committee drives these evaluations. A full board review can include an evaluation of such dimensions as its understanding and development of strategy, its composition, its access to information, and its levels of candor and energy. In individual self-assessments, board members can review the use of their time, the appropriate use of their skills, their knowledge of the company and its industry, their awareness of key personnel, and their general level of preparation.

The peer review can consider the constructive and less constructive roles individual directors play in discussions, the value and use of various board members' skill sets, interpersonal styles, individuals' preparedness and availability, and directors' initiative and links to critical stakeholders. This process is often best driven by a board committee such as a nominating or governance committee, which is assigned the execution and follow-through responsibilities for this process.

Annual evaluations led PepsiCo and Target to change their processes for reviewing strategy with their boards. Instead of the mind-numbing, back-to-back, business-unit dog and pony shows that boards often suffer, each company decided to spend a full day of each board meeting looking in depth at the strategic challenges of a single business unit.• • •

We all owe the shareholder activists, accountants, lawyers, and analysts who study corporate governance a debt: In the 1980s and 1990s, they alerted us to the importance of independent directors, audit committees, ethical guidelines, and other structural elements that can help ensure that a corporate board does its job. Without a doubt, these good-governance guidelines have helped companies avoid problems, big and small. But they're not the whole story or even the longest chapter in the story. If a board is to truly fulfill its mission—to monitor performance, advise the CEO, and provide connections with a broader world—it must become a robust team—one whose members know how to ferret out the truth, challenge one another, and even have a good fight now and then.

A version of this article appeared in the September 2002 issue of *Harvard Business Review*.

Jeffrey A. Sonnenfeld is the senior associate dean for executive programs at the Yale School of Management and the president of Yale's Executive Leadership Institute.

This article is about CORPORATE GOVERNANCE

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